EnerJex Resources, Inc. Elects Three Directors to Board and Enhances Corporate Governance

Thursday June 7, 10:06 am ET

OVERLAND PARK, Kan., June 7 /PRNewswire-FirstCall/ -- On May 4, 2007, the board of directors of EnerJex Resources, Inc. (OTC Bulletin Board: EJXR - News) nominated and elected three independent directors to the board for one-year terms: Robert G. (Bob) Wonish, Daran G. Dammeyer and Darrel G. Palmer. In addition, the board formed two committees; an audit committee and a governance, compensation and nominating committee.

"These are outstanding individuals who will further EnerJex's objectives and facilitate our growth," said Steve Cochennet, chairman and chief executive officer of EnerJex. "Their extensive experience in the energy industry will be invaluable to our company. They bring with them deep business knowledge, exceptional judgment and outstanding character."

Wonish serves on the board of directors of Stratum Holdings, Inc., a staffing holding company, specializing in energy services and commercial construction, which also has petroleum exploration and production operations. He is vice president of Petroleum Engineers Inc., a subsidiary of The CYMRI Corporation, now CYMRI, L.L.C., which is a wholly owned subsidiary of Stratum Holdings, Inc. Wonish is also president of CYMRI, L.L.C. He previously achieved positions of increasing responsibility with PANACO, Inc., a public oil and gas company, ultimately serving as that company's president and chief operating officer. He began his engineering career at Amoco in 1975 and joined Panaco's engineering staff in 1992.

Wonish also serves as the chairman of the EnerJex's governance, compensation and nominating committee

Dammeyer is president of D-Two Solutions. He previously served as a director of international financial management for UtiliCorp United Inc., a multinational energy solutions provider. He also served as chief financial controller for United Energy Limited in Melbourne, Australia. Mr. Dammeyer earned his Bachelor of Business Administration degree from the University of Toledo, Ohio, with dual majors in accounting and corporate financial management.

Dammeyer also serves as the chairman of EnerJex's audit committee and is a member of the company's governance, compensation and nominating committee.

Darrel G. Palmer serves as president of Energy Management Resources, an energy process management firm serving industrial and large commercial companies throughout the United States and Canada. He has 25 years of expertise in the natural gas arena including working for natural gas marketing companies, local distribution companies, and FERC regulated pipelines. Prior to becoming an independent energy consultant, Palmer was vice president national account sales at UtiliCorp United Inc. Over the years he has been active with many civic organizations including United Way and a local Kiwanis Club where he served as president. He was awarded the Bronze Leadership Award by Junior Achievement of Minnesota for his accomplishments which included being an advisor, program manager, board member, and ultimately board president.

Palmer will also serve as a member of EnerJex's audit committee and a member of the governance, compensation and nominating committee.

About EnerJex Resources, Inc.

EnerJex is an oil and natural gas acquisition, exploration and development company formed in December 2005. Operations are focused on the mid-continent region of the United States. The company acquires oil and natural gas assets that have existing production and cash flow.

Once acquired, the company implements an exploration and development program to accelerate the recovery of the existing oil and natural gas as well as explore for additional reserves.

More information on EnerJex and its operations can be found on its website: http://www.EnerJexResources.com .

Forward-looking statements

Forward-Looking Statement: The statements in this press release regarding the appointment of new board members, formation of the board committees, any implied or perceived benefits from the appointment of the new board members or each individual board members experience, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to: the continued production of oil at historical rates; costs of operations; delays, and any other difficulties related to producing oil; price of oil; marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents EnerJex files from time to time with the Securities and Exchange Commission (SEC). EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.